Exhibit 99.1
News Release
JBT Marel Corporation
333 West Wacker Drive
Suite 3400
Chicago, IL 60606

JBT Marel Corporation Reports Third Quarter 2026 Results and Announces Increased Share Repurchase Authorization

Third Quarter 2026 Highlights:
◦Achieved net income margin of 7.0 percent, and adjusted EBITDA margin of 18.0 percent, both of which were record quarterly levels
◦Utilized strong cash flow to repurchase approximately 800,000 shares for $94 million
◦Delivered diluted earnings per share of $1.34, and adjusted earnings per share of $2.19
◦Announcing increased share repurchase program, with full program now totaling $700 million

CHICAGO, November 3, 2026 - JBT Marel Corporation (NYSE and Nasdaq Iceland: JBTM), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported financial results for the third quarter of 2026.

"We executed well in a dynamic environment, delivering third quarter adjusted EBITDA and margins above the midpoint of our guidance, notwithstanding lower book-and-ship volume," said Brian Deck, Chief Executive Officer. "Our strong quarterly and year-to-date margins reflect the meaningful benefits from our cost synergy initiatives, including labor productivity, supply chain savings, and footprint optimization. The commitment to our margin improvement program will continue to drive results even amid inflationary and tariff pressures."

“We are revising our full-year 2026 revenue outlook to reflect lower, near-term CPG-related volume expectations, and at the same time, are increasing the midpoint of our margin guidance as we continue to drive operational efficiencies and disciplined cost management," added Deck.

Increased Share Repurchase Authorization

On October 30, 2026, JBT Marel's Board of Directors authorized a $500 million increase to the existing share repurchase program. The full share repurchase authorization now totals $700 million. The Company expects any share repurchases to be balanced to maintain a leverage ratio within the desired long-term range of 2.0 - 2.5x.

JBT Marel Third Quarter 2026 Consolidated Results

“We utilized our strong third quarter cash flow to repurchase approximately 800,000 shares and return $94 million to shareholders,” said Matt Meister, Chief Financial Officer. “The increased share purchase program announced today provides greater flexibility to opportunistically repurchase shares when we believe our stock is trading below the long-term value of JBT Marel. We view share repurchases as an important component of our disciplined capital allocation strategy and a compelling use of capital when the valuation warrants."

Third quarter 2026 consolidated revenue of $994 million declined 1 percent. Revenue was below Company expectations due to lower CPG-related book-and-ship business within the Prepared Food and Beverage Solutions segment. Net income of $70 million increased 6 percent, and net income margin of 7.0 percent improved 30 basis points. Foreign exchange translation had a minimal impact on results.

Third quarter 2026 consolidated adjusted EBITDA of $179 million increased 5 percent, and adjusted EBITDA margin of 18.0 percent improved 90 basis points. Diluted earnings per share (EPS) was $1.34 compared to $1.26. Adjusted EPS was $2.19 compared to $1.94. Orders totaled $976 million, and quarter-ending backlog was $1.52 billion.

Year to date 2026 operating cash flow was $320 million, and free cash flow was $252 million. As of September 30, 2026, the Company's net debt to trailing twelve months adjusted EBITDA was 2.45x after returning $94 million to shareholders through share repurchases.

JBT Marel Third Quarter 2026 Segment Results

	Three Months Ended September 30, 2026
In millions except margin	Protein Solutions	Prepared Food and Beverage Solutions
Segment revenue	$469	$525
Segment adjusted EBITDA	$105	$101
Segment adjusted EBITDA margin	22.4%	19.2%

Third quarter 2026 Protein Solutions segment revenue increased 6 percent, primarily driven by volume growth in the Poultry business. Segment adjusted EBITDA margin improved 110 basis points, primarily driven by the benefits of volume leverage, pricing, and cost synergy realization. Foreign exchange translation had a minimal impact on segment results.

Third quarter 2026 Prepared Food and Beverage Solutions segment revenue declined 6 percent, primarily reflecting lower revenue within the Diversified Food and Health business due to softer CPG-related book-and-ship volume. Segment adjusted EBITDA margin improved 90 basis points as benefits from restructuring within the warehouse automation business along with overall segment mix, cost synergy realization, and pricing more than offset lower volume leverage impacts. Sequentially, adjusted EBITDA margin improved 170 basis points. Foreign exchange translation had a minimal impact on segment results.

JBT Marel Outlook

JBT Marel is refining its full-year 2026 revenue, net income, and adjusted EBITDA guidance to primarily reflect lower third quarter book-and-ship revenue and revised fourth quarter expectations for the

Diversified Food and Health business within the Prepared Food and Beverage Solutions segment. At the same time, JBT Marel increased the midpoint of its margin guidance, reflecting strong operational execution and cost management. The Company also increased the midpoint of its EPS guidance to reflect lower interest expense, taxes, and share count. The table below reflects consolidated guidance.

Guidance
In millions except EPS and margin	FY 2026
Revenue	$3,950 - $4,000
Net income margin	5.6% - 6.0%
Adjusted EBITDA margin(1)	17.25% - 17.50%
GAAP diluted EPS	$4.30 - $4.60
Adjusted EPS(1)	$8.10 - $8.40

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

For the full year 2026, JBT Marel expects year-over-year consolidated revenue growth of approximately 5 percent at the midpoint, which is inclusive of approximately 1.5 percent foreign exchange translation benefit.

For the full year 2026, JBT Marel expects to incur certain one-time and acquisition related costs for previously completed transactions, which are included in net income margin and GAAP diluted EPS guidance and excluded from adjusted EPS and adjusted EBITDA margin guidance. These include approximately $168 million in acquisition related amortization and depreciation, $33 million in M&A related costs, $24 million in restructuring costs, and $33 million in non-cash impairment expense incurred in the second quarter.

Full year 2026 total depreciation and amortization is expected to be approximately $261 million. Interest expense is estimated to be approximately $46 million, which is inclusive of $3 million in non-cash, accelerated amortized debt issuance costs incurred in the third quarter. The accelerated amortization of debt issuance costs is excluded from adjusted EPS. Other financing income is expected to be approximately $6 million. The full year tax rate is estimated to be approximately 23 percent.

Earnings Conference Call

A conference call is scheduled for 11:00 a.m. ET / 16:00 GMT on Tuesday, November 3, 2026, to discuss third quarter 2026 results. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtmarel.com/events/ir-calendar.

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About JBT Marel Corporation

JBT Marel Corporation (NYSE and Nasdaq Iceland: JBTM) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT Marel’s unique solutions of integrated equipment, service, software, and application expertise enables customers to optimize food yield and efficiency, improve food safety and quality, and enhance uptime and proactive maintenance, all while reducing waste and resource use across the global food supply chain. JBT Marel operates more than 50 manufacturing and distribution facilities globally. For more information, please visit www.jbtmarel.com.

Non-GAAP Measures and Reconciliations to GAAP Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted income, Adjusted diluted earnings per share (“Adjusted EPS”), and Free cash flow are non-GAAP financial measures. JBT Marel provides non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, JBT Marel provides a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting. These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP. Reconciliations of non-GAAP financial measures can be found in the supplemental schedules to this release.

Comparisons and Supplemental Earnings Presentation

Comparisons in this press release are to the comparable period of the prior year, unless otherwise noted. An earnings presentation with supplemental information is available on the Company's Investor Relations website at https://ir.jbtmarel.com/events/presentations.

Presentation of Percentage Calculations

Effective in 2026, percentage amounts presented in this press release have been calculated using rounded figures. In prior periods, percentage amounts were calculated using the unrounded underlying values rather than the rounded figures presented. As a result, certain percentage amounts in this section may differ slightly from percentages calculated using the figures presented in the Company’s Consolidated Financial Statements or the accompanying narrative.

Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT Marel's ability to control. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements include, among others, statements relating to our business and our results of operations, our strategic plans, our restructuring plans and expected cost savings from those plans and our liquidity. The factors that could cause our actual results to differ materially from expectations include, but are not limited to, the following factors: fluctuations in our financial results; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; catastrophic loss at any of our facilities and business continuity of our information systems; loss of key management and other personnel; our ability to remediate the material weaknesses relating to the Marel financial statements; deterioration of economic conditions, including impacts from supply chain delays and reduced material or component availability; unanticipated delays or acceleration in our sales cycles; inflationary pressures, including increases in energy, raw material, freight, and labor costs; changes in food consumption patterns; weather conditions and natural disasters; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; work stoppages; customer sourcing initiatives; competition and innovation in our industries; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to tariffs, trade regulations, quotas, or duties; potential liability arising out of the installation or use of our systems; the impact of climate change and environmental protection initiatives; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; risks related to acquisitions, such as our ability to integrate the acquisitions we have consummated, including the integration of the legacy businesses of JBT and Marel; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; cybersecurity risks such as network intrusion or ransomware schemes; our convertible note hedge and warrant transactions; the maintenance of two stock exchange listings; fluctuations in currency exchange rates and interest rates; our level of indebtedness; availability of and access to financial and other resources; and the factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and any future Quarterly Report on Form 10-Q.

If one or more of those or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

Investors & Media:

Marlee Spangler
IR@jbtmarel.com
+1 (312) 861-5784

JBT MAREL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$994	$1,001	$2,911	$2,790
Cost of sales	641	642	1,870	1,804
Gross profit	353	359	1,041	986
Gross profit margin	35.5%	35.9%	35.8%	35.4%

Selling, general and administrative expense	253	258	827	869
Operating income	100	102	214	117
Operating income margin	10.1%	10.2%	7.4%	4.2%

Pension expense, other than service cost	—	—	—	147
Loss on investment	—	—	—	11
Interest expense, net	13	21	36	91
Other income	(1)	(3)	(5)	(8)
Income (loss) before income taxes	88	84	183	(124)
Income tax provision (benefit)	18	17	40	(21)
Net income (loss)	$70	$66	$143	$(104)

Earnings (loss) per share:
Basic	$1.35	$1.26	$2.74	$(2.00)
Diluted	$1.34	$1.26	$2.73	$(2.00)

Weighted average shares outstanding:
Basic	51.5	52.0	51.9	51.9
Diluted	51.6	52.3	52.0	51.9

Other business information from operations:
Inbound orders	$976	$946	$3,076	$2,800
Orders backlog			$1,516	$1,339

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$70	$66	$143	$(104)
Non-GAAP adjustments
Restructuring and related costs, net (1)	7	7	17	24
M&A related costs (2)	9	6	28	100
Impairment of intangible assets (3)	—	—	33	—
Acquisition related amortization and depreciation (4)	39	33	126	133
Loss on investment	—	—	—	11
Amortization of debt issuance costs (5)	3	—	3	12
Impact from tax provision on Non-GAAP adjustments (6)	(15)	(11)	(52)	(63)
Recognition of non-cash pension plan related settlement costs	—	—	—	147
Impact on tax provision from non-cash pension plan related settlement costs	—	—	—	(37)
Discrete tax adjustment from M&A activity	—	—	—	5
Adjusted income	$113	$102	$298	$230

Net income (loss)	$70	$66	$143	$(104)
Total shares and dilutive securities	51.6	52.3	52.0	51.9
Diluted earnings (loss) per share	$1.34	$1.26	$2.73	$(2.00)

Adjusted income	$113	$102	$298	$230
Total shares and dilutive securities	51.6	52.3	52.0	51.9
Adjusted diluted earnings per share	$2.19	$1.94	$5.73	$4.42

(1) Costs associated with restructuring actions, primarily consisting of severance and related employee costs. These costs are not considered reflective of our ongoing operating performance.

(2) Advisory, strategy, integration, and other costs associated with completed M&A transactions. These costs are directly attributable to the integration of acquired businesses and are not considered indicative of our ongoing operating performance.

(3) Non-cash impairment charge related to acquired intangible assets recorded in the second quarter of 2026. This charge is not considered reflective of our ongoing operating performance.

(4) Amortization and depreciation resulting from the fair value adjustments recorded in connection with acquisitions. These expenses are not considered indicative of our ongoing operating performance and are directly attributable to acquired businesses.

(5) Includes non-cash charges for unamortized debt issuance costs related to debt repayments and financing terminations.

(6) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each period shown.
The above table reports adjusted income and adjusted diluted earnings per share, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$70	$66	$143	$(104)
Income tax provision (benefit)	18	17	40	(21)
Interest expense, net	13	21	36	91
Other financing income (1)	(1)	(3)	(5)	(8)
Restructuring and related costs, net (2)	7	7	17	24
M&A and related costs (3)	9	6	28	100
Impairment of intangible assets (4)	—	—	33	—
Loss on investment	—	—	—	11
Pension expense, other than service cost (5)	—	—	—	147
Depreciation and amortization (6)	63	55	197	199
Adjusted EBITDA	$179	$171	$489	$439

Total revenue	$994	$1,001	$2,911	$2,790
Net income (loss) margin	7.0%	6.7%	4.9%	(3.7)%
Adjusted EBITDA margin	18.0%	17.1%	16.8%	15.7%

(1) Other financing income represents transaction gains from fair value hedges on our foreign currency denominated debt, which are considered non-operating as they relate to the cost of borrowing on debt.

(2) Costs associated with restructuring actions, primarily consisting of severance and related employee costs. These costs are not considered reflective of our ongoing operating performance.

(3) Advisory, strategy, integration, and other costs associated with completed M&A transactions that are not considered indicative of our ongoing operating performance and are directly attributable to the integration of acquired businesses.

(4) Non-cash impairment charge related to acquired intangible assets recorded in the second quarter of 2026. This charge is not considered reflective of our ongoing operating performance.

(5) Pension expense, other than service cost, is excluded as it represents all non service-related pension expense, which consists of non-cash interest cost, expected return on plan assets, amortization of actuarial gains and losses, and settlement charges.

(6) Depreciation and amortization, including acquisition related amortization and depreciation expense, is excluded to determine EBITDA.

The above table reports Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. We use Adjusted EBITDA and Adjusted EBITDA margin internally to make operating decisions and believe that Adjusted EBITDA is useful to investors as a measure of the Company’s operational performance and a way to evaluate and compare operating performance against peers in the Company's industry.

JBT MAREL CORPORATION
SEGMENT RESULTS
(Unaudited and in millions)

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
(In millions)	Protein Solutions	Prepared Food and Beverage Solutions	Total	Protein Solutions	Prepared Food and Beverage Solutions	Total
Revenue	$469	$525		$441	$560
Less:
Cost of sales	295	346		269	373
Research and development	9	6		22	9
Other segment items (1)	90	101		73	108
Add:
Depreciation and amortization	30	29		16	32
Segment Adjusted EBITDA	$105	$101	$206	$94	$102	$196
Less:
Interest expense, net			13			21
Other income			(1)			(3)
Restructuring and related costs, net			7			7
M&A related costs			9			6
Depreciation and amortization			63			55
Unallocated amounts:
Corporate expense (2)			27			26
Income before income taxes			$88			$84

(1) Other segment items for each reportable segment include operating expenses, which primarily consist of selling, general and administrative expenses and corporate and shared service expenses allocated to each segment based upon benefits received. Other segment items exclude the impact of restructuring, M&A and other one-time related costs as they do not reflect the ongoing operations of the underlying business.

(2) Corporate expense is primarily comprised of unallocated selling, general and administrative expenses and activity that does not meet the criteria of a reportable segment. Corporate expense excludes the impact of depreciation and amortization, restructuring, M&A and other one-time related and non-operating costs shown separately in the table above.

JBT MAREL CORPORATION
SEGMENT RESULTS
(Unaudited and in millions)

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
(In millions)	Protein Solutions	Prepared Food and Beverage Solutions	Total	Protein Solutions	Prepared Food and Beverage Solutions	Total
Revenue	$1,396	$1,515		$1,240	$1,550
Less:
Cost of sales	866	1,004		786	1,017
Research and development	31	19		63	29
Other segment items (1)	279	320		235	321
Add:
Depreciation and amortization	97	89		87	91
Segment Adjusted EBITDA	$317	$261	$578	$243	$274	$517
Less:
Interest expense, net			36			91
Other income			(5)			(8)
Pension expense, other than service cost			—			147
Restructuring and related costs, net			17			24
M&A related costs			28			100
Impairment of intangible assets			33			—
Loss on investment			—			11
Depreciation and amortization			197			199
Unallocated amounts:
Corporate expense (2)			89			77
Income before income taxes			$183			$(124)

(1) Other segment items for each reportable segment include operating expenses, which primarily consist of selling, general and administrative expenses and corporate and shared service expenses allocated to each segment based upon benefits received. Other segment items exclude the impact of restructuring, M&A and other one-time related costs as they do not reflect the ongoing operations of the underlying business.

(2) Corporate expense is primarily comprised of unallocated selling, general and administrative expenses and activity that does not meet the criteria of a reportable segment. Corporate expense excludes the impact of depreciation and amortization, restructuring, M&A and other one-time related and non-operating costs shown separately in the table above.

JBT MAREL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$98	$168
Restricted cash	19	19
Trade receivables, net of allowances	451	443
Contract assets	170	119
Inventories	704	644
Other current assets	202	190
Total current assets	1,644	1,583
Property, plant and equipment, net	759	793
Goodwill	3,379	3,428
Intangible assets, net	1,931	2,122
Other assets	256	265
Total Assets	$7,969	$8,191

Liabilities and Stockholders' Equity
Short-term debt	$7	$412
Accounts payable, trade and other	296	262
Advance and progress payments	520	518
Accrued payroll	158	170
Other current liabilities	295	260
Total current liabilities	1,276	1,622
Long-term debt	1,687	1,470
Deferred tax liabilities	357	383
Other liabilities	220	252
Common stock and additional paid-in capital	2,613	2,718
Retained earnings	1,591	1,465
Accumulated other comprehensive income	225	281
Total stockholders' equity	4,429	4,464
Total liabilities and stockholders' equity	$7,969	$8,191

JBT MAREL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$143	$(104)
Adjustments to reconcile income (loss) to cash provided by operating activities:
Depreciation and amortization	197	199
Stock-based compensation	26	17
Impairment of intangible assets	33	—
Pension and other post-retirement benefits expense	—	148
Other, net	11	52
Changes in operating assets and liabilities
Trade accounts receivable, net	(64)	32
Inventories	(63)	(69)
Accounts payable, trade and other	41	23
Advance and progress payments	12	3
Other assets and liabilities, net	(16)	(77)
Cash provided by operating activities	320	224

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(1,746)
Capital expenditures	(77)	(70)
Proceeds from disposal of assets	9	5
Proceeds from net investment hedge settlement	18	—
Cash required by investing activities	(50)	(1,811)

Cash flows from financing activities
Net proceeds (repayments of) domestic credit facilities, net of debt issuance costs	415	(829)
Net (repayments of) proceeds from Term loan B, net of debt issuance costs	(203)	892
Proceeds from issuance of 2030 convertible senior notes, net of debt issuance costs	—	559
Purchase of convertible bond hedge	—	(79)
Proceeds from sale of warrants	—	51
Repayment of 2026 Notes	(403)	—
Settlement of deal contingent hedge	—	(43)
Dividends	(17)	(16)
Common stock repurchases	(120)	—
Other, net	(10)	(46)
Cash (required) provided by financing activities	(338)	491
Net (decrease) increase in cash, cash equivalents and restricted cash	(68)	(1,096)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2)	1
Net (decrease) increase in cash, cash equivalents and restricted cash	$(70)	$(1,095)

Cash and cash equivalents from operations, beginning of period	187	1,228
Add: Net (decrease) increase in cash and cash equivalents	(70)	(1,095)
Cash, cash equivalents and restricted cash from operations, end of period	$117	$133

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Nine Months Ended September 30,
	2026	2025
Cash provided by operating activities	$320	$224
Less: capital expenditures	77	70
Plus: proceeds from disposal of assets	9	5
Plus: pension contributions	—	4
Free cash flow (FCF)	$252	$163

The above table reports free cash flow, which is a non-GAAP financial measure. We use free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives.

JBT MAREL CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	As of Quarter Ended			Change From
	Q3 2026	Q4 2025	Q3 2025	Prior Year-End	Prior Year
Total debt	$1,694	$1,882	$1,907	$(188)	$(213)
Less: cash and marketable securities	98	168	115	(70)	(17)
Net debt	$1,596	$1,714	$1,792	$(118)	$(196)

JBT MAREL CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Q3 2026
Total debt	$1,694
Less: cash and marketable securities	98
Net debt	1,596
Other items considered debt under the credit agreement	45
Consolidated total indebtedness(1)	$1,641

Trailing twelve months adjusted EBITDA	651
Other adjustments net to earnings under the credit agreement	13
Consolidated EBITDA(1)	$664

Bank total net leverage ratio (Consolidated total indebtedness / Consolidated EBITDA)	2.47

Total net debt to trailing twelve months adjusted EBITDA	2.45

(1) As defined in the credit agreement.

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE
TO ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

Guidance
Full Year 2026
Diluted earnings per share	$4.30 - $4.60
Non-GAAP adjustments:
Restructuring related costs(1)	~ 0.46
M&A related costs(2)	~ 0.64
Amortization of debt issuance costs (3)	~ 0.05
Impairment of intangible assets(4)	~ 0.64
Acquisition related amortization and depreciation(5)	~ 3.23
Impact on tax provision from Non-GAAP adjustments(6)	~ (1.22)
Adjusted diluted earnings per share	$8.10 - $8.40

(1) Restructuring and related costs are estimated to be approximately $24 million for the full year 2026. The amount has been divided by our estimate of 51.8 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $33 million for the full year 2026. The amount has been divided by our estimate of 51.8 million total shares and dilutive securities to derive earnings per share.

(3) Amortization of debt issuance costs is estimated to be approximately $3 million for the full year 2026. The amount has been divided by our estimate of 51.8 million total shares and dilutive securities to derive earnings per share.

(4) Non-cash impairment charge related to acquired intangible assets is $33M in the second quarter of 2026. The amount has been divided by our estimate of 51.8 million total shares and dilutive securities to derive earnings per share.

(5) Acquisition related amortization and depreciation is expected to be approximately $168 million for the full year 2026. The amount has been divided by our estimate of 51.8 million total shares and dilutive securities to derive earnings per share.

(6) Impact on tax provision for 2026 tax provision on non-GAAP adjustments was calculated using a tax rate of approximately 23% based on a estimate of the tax rate of the country in which the non-GAAP adjustments are originating.

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA GUIDANCE
(Unaudited and in millions)
Guidance
Full Year 2026
Net Income	$224 - $238
Income tax provision	$67 - $71
Interest expense, net	~ 46
Other financing income	~ (6)
Restructuring related costs	~ 24
M&A related costs	~ 33
Impairment of intangible assets	~ 33
Depreciation and amortization	~ 261
Adjusted EBITDA	$681 - $700

Revenue	$3,950 - $4,000
Net income margin	5.6% - 6.0%
Adjusted EBITDA margin	17.25% - 17.50%